EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Date: April 28, 2004

Contact: David Nolan

Treasurer and Chief Financial Officer

(315) 336-7300

Rome Bancorp Announces 205% increase in Quarterly Dividend, Completion of Charter Conversions and Quarterly Earnings

Rome Bancorp, Inc. (the "Company") (NASDAQ: ROME), the holding company of The Rome Savings Bank (the Bank), announced today the Company's results of operations for the three month period ended March 31, 2004.

Net income for the Company for the quarter ended March 31, 2004 was $446,000 or $0.11 per diluted share, compared to $527,000 or $0.12 per diluted share in the first quarter of 2003. The decrease in quarterly earnings was primarily attributable to higher non-interest expense. The increase in non-interest expense was principally related to higher salary and employee benefit costs reflecting increases in the costs of the Company's ESOP retirement plan as well as increased staffing levels to accommodate new products. The increase in the cost of the Company's ESOP plan was directly related to the company's higher stock price. Also impacting non-interest expense was advertising and purchased services related to new products. Finally, equipment depreciation and service contract costs grew over 2003 levels as a result of the Company's core system conversion in mid-2003. Partially offsetting the increases in non-interest expense was a reduction in the Company's loan loss provision as a result of improving asset quality, an increase in service charges and fees and a gain on the sale of a portion of the Company's equity mutual fund.

Total assets decreased slightly to $259.6 million at March 31, 2004 in comparison to $261.9 million at December 31, 2003, while net loans increased to $210.6 million at March 31, 2004 in comparison to $207.7 million at December 31, 2003. Asset quality continues to improve with non-performing loans as a percentage of total loans at 0.56% at March 31, 2004 compared to 0.67% at December 31, 2003.

The Company also announced that the Bank and Rome MHC (the mutual holding company that is the majority owner of the Company) had completed their conversions to federal charters. The Rome Savings Bank is now a federal savings bank regulated by the Office of Thrift Supervision (the "OTS"). Rome, MHC is now a federal mutual holding company regulated by the OTS. The Company remains a Delaware corporation, but will now be regulated by the OTS.

Charles M. Sprock, Chairman, CEO and President said, "We are particularly pleased to report the completion of our conversion to the OTS . The Board of Directors of the Company and the Bank and the Board of Trustees of the MHC believe that the Charter Conversion will, among other things, provide the Company with additional flexibility to make stock repurchases; reduce the number of regulators of the organization from three to one; and allow the MHC to waive the receipt of dividends paid by the Company, thereby allowing the Company to increase its dividends to its remaining shareholders."

To that end, the Company also announced that its Board of Directors has declared a quarterly cash dividend on its common stock of 15 cents ($0.15) per share, a 205% increase from the 2003 quarterly cash dividends of 7.33 cents ($0.0733) per share. The dividend is for stockholders of record at the close of business on May 10, 2004 payable on May 24, 2004.

Forward-Looking Statements

Statements included in this discussion and in future filings by Rome Bancorp, Inc. with the Securities and Exchange Commission, in Rome Bancorp, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Rome Bancorp, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect Rome Bancorp, Inc.'s actual results, and could cause Rome Bancorp, Inc.'s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and Rome Bancorp, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	As of
	March 31,	December 31,
	2004	2003
Selected Financial Condition Data:
Total assets	$259,631	$261,939
Loans, net	210,593	207,656
Securities	26,255	29,118
Cash and cash equivalents	11,797	14,055
Total deposits	202,735	203,190
Borrowings	17,180	18,090
Total shareholders' equity	35,415	36,639
Allowance for loan losses	1,861	1,809
Non-performing loans	1,191	1,406
Non-performing assets	1,393	1,608

	For the three months ended
	March 31,
	2004	2003

Selected Operating Data:
Interest income	$3,591	$3,769
Interest expense	795	931
Net interest income	2,796	2,838
Provision for loan losses	100	200
Net interest income after provision for loan losses	2,696	2,638
Non-interest income:
Service charges and other income	343	263
Net gain on securities	46	0
Total non-interest income	389	263
Non-interest expense	2,388	2,106
Income before income taxes	697	795
Income tax expense	251	268
Net income	$ 446	$ 527

	March 31,
	2004	2003

Selected Financial Ratios and Other Data:

Performance Ratios:
Basic earnings per share	$0.11	$0.13
Diluted earnings per share	$0.11	$0.12
Return on average assets	0.69%	0.85%
Return on average equity	4.78%	5.87%
Net interest rate spread (1)	4.35%	4.52%
Net interest margin (1)	4.70%	4.96%
Non-interest expense to average assets	3.67%	3.38%
Efficiency ratio (1)	74.84%	66.73%
Average interest-earning assets to average interest-bearing liabilities	126.32%	127.43%

	As of
	March 31,	December 31,
	2004	2003
Equity Ratios:
Equity to assets	13.64%	13.99%
Book value per share	$8.35	$8.55

Asset Quality Ratios:
Nonperforming loans as percent of loans	0.56%	0.67%
Nonperforming assets as percent of total assets	0.54%	0.61%
Allowance for loan losses as a percent of loans	0.88%	0.86%
Allowance for loan losses as a percent of non- performing loans	156.20%	128.70%

Notes:
1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.